Exhibit 10.88

January 13, 2014

Phillip DuPree
[Personal Information Redacted]

Re: Offer of Employment

Dear Phillip:

This letter confirms the terms and conditions upon which Autobytel Inc., a Delaware corporation ("Company") is offering employment to you. Note that this offer of employment and your employment by the Company is contingent upon various conditions and requirements that must be completed prior to commencement of employment, which conditions and requirements are set forth below.  In addition, this offer and your employment by the Company is contingent upon the Company's closing of its acquisition of the business of Auto USA from Auto Nation, Inc.

1.            Employment.

(a)            Effective as of the date you commence employment with the Company ("Employment Commencement Date"), which date is anticipated to be January 14, 2014, the Company will employ you as Executive Vice President, President Dealer Services. In such capacity, you will report to the Company's President and CEO or such other person as may be designated by the Company from time to time.

(b)            Your employment is at will and not for a specified term and may be terminated by the Company or you at any time, with or without cause or good reason and with or without prior, advance notice. This "at-will" employment status will remain in effect throughout the term of your employment by the Company and cannot be modified except by a written amendment to this offer letter that is executed by both parties (which in the case of the Company, must be executed by the Company's Chief Legal Officer) and that expressly negates the "at-will" employment status.

(c)            Upon termination of your employment by either party, whether with or without cause or good reason, you will be entitled to receive only such severance benefits, if any, as are set forth in that certain Severance Benefits Agreement between you and the Company to be dated as of the Employment Commencement Date ("Severance Benefits Agreement"), as the Severance Benefits Agreement may be amended, modified or terminated by agreement of the parties.  Receipt of any such severance benefits is subject to your compliance with the terms and conditions of the Severance Benefits Agreement.   You agree to assist and cooperate (including, but not limited to, providing information to the Company and/or testifying in a proceeding) in the investigation and handling of any internal investigation, legislative matter, or actual or threatened court action, arbitration, administrative proceeding, or other claim involving any matter that arose during the period of your employment.  You shall be reimbursed for reasonable expenses actually incurred in the

Phillip DuPree
Offer Letter

course of rendering such assistance and cooperation.  Your agreement to assist and cooperate shall not affect in any way the content of information or testimony provided by you.

2.            Compensation, Benefits and Expenses.

(a)            As compensation for the services to be rendered by you pursuant to this agreement, the Company hereby agrees to pay you at a Semi-monthly Rate equal to Eleven Thousand Forty-one Dollars and Sixty-seven Cents ($11,041.67).  The Semi-monthly Rate shall be paid in accordance with the normal payroll practices of the Company.

(b)            You shall be entitled to participate in annual incentive compensation plans, if any, that may be adopted by the Company from time to time and that are afforded generally to persons employed by the Company at your position level (subject to the terms and conditions of any such annual incentive compensation plans). Should such an annual incentive compensation plan be adopted for any annual period, your target annual incentive compensation opportunity will be as established by the Company for each annual period, which may be up to 65% of your annualized rate (i.e., 24 X Semi-monthly Rate) based on achievement of objectives specified by the Company each annual incentive compensation period (which may include Company-wide performance objectives, divisional or department performance objectives and/or individual performance objectives, allocated between and among such performance objectives as the Company may determine). Specific annual incentive compensation plan details, target incentive compensation opportunity and objectives for each annual compensation plan period will be established each year. Awards under annual incentive plans may be prorated for a variety of factors, including time employed by the Company during the year, adjustments in base compensation or target award percentage changes during the year, and unpaid leaves.  You understand that the Company's annual incentive compensation plans, their structure and components, specific target incentive compensation opportunities and objectives, the achievement of objectives and the determination of actual awards and payouts, if any, thereunder are subject to the sole discretion of the Company's Board of Directors, or a committee thereof.

(c)            Upon commencement of your employment with the Company, the Company hereby agrees to pay you a sign-on bonus in the amount of Thirty-five Thousand Dollars ($35,000) to be paid in the payroll cycle following your employment commencement date.

(d)            Upon commencement of your employment with the Company you will be granted options to acquire 40,000 shares of the Company's common stock. The exercise price, vesting, exercise, termination and other terms and conditions of these options shall be governed by and subject to the terms and conditions of the stock option award agreement for such options. The granting and exercise of such options are also subject to compliance with applicable federal and state securities laws and with the Company's Securities Trading Policy.

 (e)            You shall be entitled to participate in such ordinary and customary benefits plans afforded generally to persons employed by the Company at your level (subject to the terms and conditions of such benefit plans, your making of any required employee contributions required for your participation in such benefits, your ability to qualify for and satisfy the requirements of such benefits plans).

(f)            You are solely responsible for the payment of any tax liability that may result from any compensation, payments or benefits that you receive from the Company. The Company shall have the right to deduct or withhold from the compensation due to you hereunder any and all sums required by applicable federal,

Phillip DuPree
Offer Letter

state, local or other laws, rules or regulations, including, without limitation federal and state income taxes, social security or FICA taxes, and state unemployment taxes, now applicable or that may be enacted and become applicable during your employment by the Company.

(g)            You will accrue vacation time at a rate of three (3) weeks per year.  The accrual, use and carryover of vacation time shall be subject to the terms and conditions of the Company's general policies and procedures relating to vacation time.

(h)            You shall be entitled to payments of reasonable direct moving costs; reasonable temporary housing for up to 90 day from date of relocation; and reasonable housing search trip travel expenses.

3.            Pre-Hire Conditions and Requirements. You have previously submitted an Application for Employment and a Consent to Conduct a Background Check. This offer of employment and your employment by the Company is contingent upon various conditions and requirements for new hires that must be completed prior to commencement of employment. These conditions and requirements include, among other things, the following:
(i)            Successful completion of the Company's background check.

(ii)	Your execution and delivery of this offer letter together with the Company's Employee
Confidentiality Agreement and Mutual Agreement to Arbitrate, the forms of which accompany this offer letter and which are hereby incorporated herein by reference. Please sign this offer letter and these other documents and return the signed original documents to me.

(iii)	Your execution and delivery of your acknowledgment and agreement to the Company's
Employee Handbook and the various policies included therein, Securities Trading Policy, Code of Conduct and Ethics. Upon your acceptance of this offer letter, you will be provided instructions how to access online, sign and return these documents.

(iv)	Your compliance with all applicable federal and state laws, rules, regulation and orders, including (1) your execution and delivery of an I-9 Employment Eligibility Verification together with complying verification documents; and (2) your execution and delivery of a W-4 Employee's Withholding Allowance Certificate. Upon your acceptance of this offer letter, you will be provided instructions how to access online, sign and return these documents.

The documents referenced in Sections 3(ii), (iii) and (iv) above are referred to herein as the "Standard Employee Documents."

4.            Prior Employment Requirements or Obligations. The Company requires that you comply with all terms and conditions of any employment or other agreements or legal obligations or requirements you may have with or owe to your current or former employers. In particular, the Company requires that you comply with the terms and conditions of any confidentiality or non-disclosure agreements, policies or other obligations You may owe your former employers, and Employee shall not disclose to the Company or provide the Company with copies of any confidential or proprietary information or trade secrets of any former employer. The Company expects that you will comply with any notification requirements relating to the termination of your employment with your current employer and will adjust the anticipated Commencement Date accordingly to accommodate any required notice period.

Phillip DuPree
Offer Letter

5.            Amendments and Waivers.  This agreement may be amended, modified, superseded, or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.

6.            Notices.  Any notice required or permitted under this agreement will be considered to be effective in the case of (i) certified mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the mail; (ii) by courier or messenger service, upon receipt by recipient as indicated on the courier's receipt; or (iii) upon receipt of an Electronic Transmission by the party that is the intended recipient of the Electronic Transmission. The record addresses, facsimile numbers of record, and electronic mail addresses of record for you are set forth on the signature page to this agreement and for the Company as set forth in the letterhead above and may be changed from time to time by notice from the changing party to the other party pursuant to the provisions of this Section 6. For purposes of this Section 6, "Electronic Transmission" means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to this Agreement and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

7.            Choice of Law.  This agreement, its construction and the determination of any rights, duties or remedies of the parties arising out of or relating to this agreement will be governed by, enforced under and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such state.

8.            Severability.  Each term, covenant, condition, or provision of this agreement will be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision will be deemed to be invalid or unenforceable, the arbitrator or court finding such invalidity or unenforceability will modify or reform this agreement to give as much effect as possible to the terms and provisions of this agreement.  Any term or provision which cannot be so modified or reformed will be deleted and the remaining terms and provisions will continue in full force and effect.

9.            Interpretation.  Every provision of this agreement is the result of full negotiations between the parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel. No provision of this agreement shall be construed in favor of or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof. Captions and headings of sections contained in this agreement are for convenience only and shall not control the meaning, effect, or construction of this agreement. Time periods used in this Agreement shall mean calendar periods unless otherwise expressly indicated.

10.            Entire Agreement.  This Agreement, together with the Standard Employee Documents, is intended to be the final, complete and exclusive agreement between the parties relating to the employment of you by the Company and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein.  No modification, waiver, amendment, discharge or change of this agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

11.              Counterparts; Facsimile or PDF Signature.  This agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. This agreement may be executed by facsimile or PDF signature by either party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

This offer shall expire noon (EST) on January 14, 2014, after which time this offer shall expire.  Should you wish to accept this offer and its terms and conditions, please confirm your understanding of, agreement to, and acceptance of the foregoing by signing and returning to the undersigned the duplicate copy of this offer letter enclosed herewith.

Autobytel Inc.
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

Accepted and Agreed
as of the date
 first written above:

/s/ Phillip DuPree
  Phillip DuPree